VOTING AGREEMENT

          THIS VOTING AGREEMENT (this “Agreement”), dated as of June 5, 2006, is entered into by and between The Knot, Inc., a Delaware corporation (“Parent”), and Lee B. Essner (the “Stockholder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

          WHEREAS, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, by and among Parent, WeddingChannel.com, Inc., a Delaware corporation (the “Company”), Merger Sub and the Stockholder Representative (the “Merger Agreement”), on the terms and subject to the conditions set forth therein, all of the Company Capital Stock will be converted into the right to receive the Aggregate Estimated Merger Consideration and Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”);

          WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of 1,978,682 shares of Company Capital Stock (such shares, together with any other Company Capital Stock acquired by Stockholder after the date hereof, being collectively referred to herein as the “Shares”);

          WHEREAS, obtaining the Company Requisite Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

          WHEREAS, as an inducement for Parent to enter into the Merger Agreement and consummate the Merger, Parent and the Company have agreed that the Stockholder shall enter into this Agreement and that this Agreement shall be in full force and effect at Closing.

          NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder and Parent hereby agree as follows:

ARTICLE I

NO SOLICITATION

          1.1 General. The Stockholder agrees that it shall not directly or indirectly (a) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to any Acquisition Proposal, (c) enter into, engage or otherwise participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal, or (d) approve, endorse or recommend any Acquisition Proposal.

          1.2 Ongoing Discussions. The Stockholder shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal as of the date hereof.

ARTICLE II

AGREEMENT TO VOTE; RESTRICTIONS ON VOTING AND DISPOSITIONS

          2.1 Agreement to Vote. The Stockholder hereby agrees to vote the Shares or execute a written consent in respect thereof, (a) for adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement at the Company Stockholders’ Meeting or any other meeting or meetings of the stockholders of the Company at which the Merger Agreement or the transactions contemplated thereby are submitted for the vote of such Stockholder or in any written consent in respect thereof, (b) against any Acquisition Proposal, without regard to any recommendation by the board of directors of the Company to stockholders concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, (c) against any agreement, amendment of any agreement (including the Company’s certificate of incorporation or bylaws), or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement, or (d) against any action, agreement, transaction or proposal that would result in a breach in any material respect of any representation, warranty, covenant, agreement or other obligation of the Company contained in the Merger Agreement. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with the procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for the purposes of recording such vote (or consent).

          2.2 Restrictions on Dispositions. The Stockholder hereby agrees that, without the prior written consent of Parent, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, “Transfer”) other than to its Affiliates; provided that as a condition to such Transfer, such Affiliate shall execute an agreement that is identical to this Agreement (except to reflect the change of the Stockholder).

          2.3 Irrevocable Proxy. The Stockholder hereby agrees that, concurrently with the execution of this Agreement, it shall deliver to Parent a proxy, substantially in the form attached hereto as Exhibit A, which shall be irrevocable to the extent provided in Section 212 of the General Corporation Law of the State of Delaware, covering the Stockholder’s Shares.

          2.4 Inconsistent Agreements. The Stockholder hereby agrees that it shall not enter into any agreement, contract or understanding with any Person prior to the termination of the Merger Agreement directly or indirectly to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

          3.1 Representations and Warranties. The Stockholder represents and warrants to Parent as follows: (a) the Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, corporate or otherwise, on the part of the Stockholder, (c) assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors, rights generally and by general equitable principles, (d) the execution and delivery of this Agreement by the Stockholder does not conflict with or violate any law or agreement binding upon it, nor require any consent, notification, regulatory filing or approval, and (e) except for restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Stockholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim or other lien that in each case would be applicable to the transactions contemplated by the Merger Agreement and has sole voting power and sole power of disposition with respect to all Shares, with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto in connection with the transactions contemplated by the Merger Agreement and no Person other than the Stockholder has any right to direct or approve the voting or disposition of any Shares in connection with the transactions contemplated by the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

          4.1 Representations and Warranties. Parent represents and warrants to the Stockholder as follows: (a) each of this Agreement and the Merger Agreement has been approved by Parent’s board of directors, (b) each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of Parent, and (c) assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors, rights generally and by general equitable principles.

ARTICLE V

MISCELLANEOUS

          5.1 Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions (including, without limitation, in the case of the Stockholder, any amendments to this Agreement which Parent may reasonably request) as may be necessary or appropriate to effectuate, carry out and comply with all of his or its obligations under this Agreement.

          5.2 Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been fully executed and delivered and be in full force and effect. This Agreement shall automatically terminate and be of no further force or effect upon (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger (other than with respect to this Section 5.2 which shall survive any termination of this Agreement).

          5.3 Expenses. Except as may be otherwise provided in this Agreement or the Merger Agreement, each party shall bear his or its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

          5.4 Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that (a) in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision of this Agreement applicable to such party, the other parties shall be entitled (in addition to any other remedy that may be available) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach, and (b) neither such other parties shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

          5.5 Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          5.6 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

                    (a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and performed in such state without reference to such state’s principles of conflicts-of-law. The parties hereto agree that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of California, Los Angeles County or the United States District Court for Los Angeles County and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the proceeding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 5.7 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 5.6 shall affect or eliminate any right to serve process in any other matter permitted by law.

                    (b) The Stockholder and Parent each hereby waive, to the fullest extent permitted by applicable Law, any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in tort, contract, equity or otherwise. The Stockholder and Parent each hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any party may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

          5.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent to:

The Knot, Inc.
462 Broadway, 6th Floor
New York, New York
Attention: Richard Szefc
Facsimile: (212) 219-1929

With a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:	Richard S. Millard
Kyle C. Krpata
Facsimile: (650) 802-3100

If to the Stockholder, to the address for notice set forth on the signature pages hereto.

          5.8 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except as such rights as may inure to a successor or permitted assignee under Section 5.11.

          5.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement.

          5.10 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

          5.11 Successors and Assigns. No party may assign any of its rights or delegate any of its or his obligations under this Agreement without the prior written consent of the other party hereto, except that Parent may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Shares consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

          5.12 Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his or its legal representative drafted the provision.

          5.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy of this Agreement and both of which, when taken together, will be deemed to constitute one and the same agreement.

          5.14 Capacity. The Stockholder is entering into this Agreement in its capacity as the owner of the Shares, and not in its capacity as a director or officer of the Company, if applicable. Nothing in this

Agreement shall be deemed in any manner to limit the discretion or ability of the Stockholder to take any action, or fail to take any action, in its capacity as a director or officer of the Company, if applicable.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

THE KNOT, INC.

By:	/s/ David Liu

Name: David Liu
Title: President and Chief Executive Officer

STOCKHOLDER:

LEE B. ESSNER
/s/ Lee B. Essner

Address:

801 21st Street, Unit 5
Santa Monica, California 90403

EXHIBIT A

IRREVOCABLE PROXY TO VOTE STOCK OF THE COMPANY

                    The undersigned stockholder (the “Stockholder”) of WeddingChannel.com, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the full extent permitted by Section 212 of the General Corporation Law of the State of Delaware (the “DGCL”)) appoints the Chief Operating Officer and Chief Financial Officer from time to time (currently Sandra Stiles and Richard Szefc, respectively) of The Knot, Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this proxy (the “Proxy”). The Shares beneficially owned by the Stockholder as of the date of this Proxy are listed on the final page of this Proxy. Upon the Stockholder’s execution of this Proxy, any and all prior proxies given by the Stockholder with respect to any Shares are hereby revoked and the Stockholder agrees not to grant any subsequent proxies with respect to the Shares and this subject matter until after the Expiration Date (as defined below).

                    This Proxy is irrevocable (to the extent permitted by Section 212 of the DGCL), is granted pursuant to Section 2.3 of that certain Voting Agreement, dated as of the date hereof, by and between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization, dated as of the date hereof, by and among Parent, the Company, Merger Sub and the Stockholder Representative (the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (a) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and the DGCL, or (b) the date of termination of the Merger Agreement.

                    The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Date, to act as the Stockholder’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the Stockholder with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the DGCL), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting (a) for adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any Acquisition Proposal, without regard to any recommendation by the board of directors of the Company to stockholders concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, (c) against any agreement, amendment of any agreement (including the Company’s certificate of incorporation or bylaws), or any other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, other than those specifically contemplated by this Agreement or the Merger Agreement, or (d) against any action, agreement, transaction or proposal that would result in a breach in any material respect of any representation, warranty, covenant, agreement or other obligation of the Company contained in the Merger Agreement. The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The Stockholder may vote the Shares on all other matters.

                    Any obligation of the Stockholder shall be binding upon the successors and assigns of the Stockholder.

                    Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Dated: June 5, 2006

	STOCKHOLDER:

	LEE B. ESSNER
	/s/ Lee B. Essner

	Shares beneficially owned:

	Class of Shares	Number
	Common Stock	1,978,682